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                          Independent Auditors' Consent

To the Shareholders and Board of Trustees of Smith Barney Investment Trust:

We consent to the incorporation by reference, with respect to the portfolios listed below for the Smith Barney Investment Trust (the "Funds"), in these Prospectuses and Statement of Additional Information, of our reports dated January 13, 2003, on the statements of assets and liabilities as of November 30, 2002, and the related statements of operations for the year then ended, the statements of changes in the net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statement of Additional Information.

Portfolios

Smith Barney Intermediate Maturity California Municipals Fund
Smith Barney Intermediate Maturity New York Municipals Fund


                                                               KPMG LLP

New York, New York
March 26, 2003